UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2017

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 520-2300

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2017, Handy & Harman Group Ltd., SPH Group Holdings LLC, Steel Excel Inc., API Americas Inc. and Cedar 2015 Limited (collectively, the “Borrowers”), each a direct or indirect subsidiary of Steel Partners Holdings L.P. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with PNC Bank, National Association, in its capacity as administrative agent, the lenders party thereto, and certain of the Borrowers’ affiliates in their capacities as guarantors (the “Guarantors” and, together with the Borrowers, the “Loan Parties”). The new credit facility consolidates a number of the Company’s existing credit facilities into one combined, revolving credit facility covering substantially all of the Company’s subsidiaries, with the exception of the Company’s WebBank subsidiary.

The Credit Agreement provides for a revolving credit facility in an aggregate principal amount not to exceed $600,000,000 (the “Revolving Credit Loans”), which includes a $55,000,000 subfacility for swing line loans and a $50,000,000 subfacility for standby letters of credit. The proceeds of the Revolving Credit Loans shall be used (i) to refinance existing indebtedness, (ii) for the payment of fees and expenses in connection with the transactions, and (iii) for general corporate purposes (including, for the avoidance of doubt, pension expenses, advances for pension expenses to Handy & Harman Ltd. and working capital), letters of credit, capital expenditures and permitted acquisitions. The Credit Agreement also permits the Borrowers, under certain circumstances, to increase the aggregate principal amount of revolving credit commitments under the Credit Agreement by up to $150,000,000.

The Credit Agreement has a five-year term. Borrowings under the Credit Agreement are collateralized by substantially all the assets of the Borrowers and the Guarantors and a pledge of all of the issued and outstanding shares of capital stock of each Loan Party’s subsidiaries, and are fully guaranteed by the Guarantors.  Borrowings bear interest, at the Borrowers’ option, at annual rates of either the Base Rate or the Euro-Rate, each as defined in the Credit Agreement, plus an applicable margin, as set forth in the Credit Agreement.

The Credit Agreement also contains financial covenants, including (i) a leverage ratio not to exceed 4.00 to 1.00 for quarterly periods commencing with the fiscal quarter ending December 31, 2017, (ii) a net leverage ratio not to exceed 3.75 to 1.00 for quarterly periods commencing with the fiscal quarter ending December 31, 2017, and (iii) an interest coverage ratio not less than 3.50 to 1.00 for quarterly periods commencing with the fiscal quarter ending December 31, 2017.  The Credit Agreement also contains standard representations, warranties and covenants for a transaction of this nature, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with law, (iv) maintenance of insurance and (v) maintenance of properties.

The above description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

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Item 8.01.	Other Events.

On November 16, 2017, the Company announced that the Board of Directors of its general partner (the “Board”) has declared a regular quarterly cash distribution of $.375 per unit, payable December 15, 2017, to unitholders of record as of December 1, 2017, on its 6% Series A Preferred Units, no par value, that are currently listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SPLPPRA” and has also declared a regular quarterly cash distribution of $.271 per unit (representing the amount of the regular quarterly distribution pro rated from the October 12, 2017 date of issuance), payable December 15, 2017, to unitholders of record as of December 1, 2017, on its 6% Series A Preferred Units, no par value, that are currently listed on the NYSE under the temporary ticker symbol “SPLPPRT.” Any future determination to declare distributions on its Series A Preferred Units, and any determination to pay such distributions in cash or in kind, or a combination thereof, will remain at the discretion of Board and will be dependent upon a number of factors, including the Company’s results of operations, cash flows, financial position and capital requirements, among others.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated as of November 14, 2017, among Handy & Harman Group Ltd., SPH Group Holdings LLC, Steel Excel Inc., API Americas Inc. and Cedar 2015 Limited as Borrowers, PNC Bank, National Association, in its capacity as administrative agent, the lenders party thereto, and certain of the Borrowers’ affiliates in their capacities as guarantors.

99.1	Press Release, dated November 16, 2017.

*The schedules to this Exhibit have been omitted. The Company agrees to furnish a copy of the omitted schedules to the Securities and Exchange Commission on a supplemental basis upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2017	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc. Its General Partner

	By:	/s/ Douglas B. Woodworth
		Name:	Douglas B. Woodworth
		Title:	Chief Financial Officer

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